UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary information statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))
☒	Definitive information statement

MISSISSIPPI POWER COMPANY

(Name of Registrant as Specified in Its Charter)

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	(2)	Form, Schedule or Registration Statement No.:
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NOTICE OF 2013
ANNUAL MEETING
& INFORMATION STATEMENT

www.mississippipower.com

MISSISSIPPI POWER COMPANY
Gulfport, Mississippi

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on May 15, 2013

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders of Mississippi Power Company will be held on May 15, 2013 at 10:00 a.m., Eastern Time, at the offices of the Company's affiliate, Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308, to elect six members of the Board of Directors and to transact any other business that may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 28, 2013 will be entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

For directions to the meeting, please contact the Mississippi Power Company Corporate Secretary at
(228) 864-1211.

The Information Statement and the 2012 Annual Report are included in this mailing.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION STATEMENT AND THE 2012 ANNUAL REPORT FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2013.

This Information Statement and the 2012 Annual Report also are available to you at www.mississippipower.com/financial.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BY ORDER OF THE BOARD OF DIRECTORS

Vicki L. Pierce
Corporate Secretary

Gulfport, Mississippi
April 16, 2013

INFORMATION STATEMENT

GENERAL INFORMATION

This Information Statement is furnished by Mississippi Power Company (Company) in connection with the 2013 Annual Meeting of Shareholders and any adjournment or postponement thereof. The meeting will be held on May 15, 2013 at 10:00 a.m., Eastern Time, at the offices of the Company's affiliate, Georgia Power Company, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308. This Information Statement is initially being provided to shareholders on or about April 16, 2013. The Information Statement and the 2012 Annual Report also are available on the internet at www.mississippipower.com/financial.

At the meeting, the shareholders will vote to elect six members to the Board of Directors and will transact any other business that may properly come before the meeting. The Company is not aware of any other matters to be presented at the meeting; however, the holder of the Company's common stock will be entitled to vote on any other matters properly presented.

All shareholders of record on the record date of March 28, 2013 are entitled to notice of and to vote at the meeting. On that date, there were 1,121,000 shares of common stock outstanding and entitled to vote, all of which are held by The Southern Company (Southern Company). There were also 34,210 shares of $100 preferred stock and 1,200,000 shares of depositary preferred stock, each representing one-fourth of a share of preferred stock, outstanding on that date. With respect to the election of Directors, all of the outstanding shares of preferred stock are entitled to vote as a single class with the Company's common stock. Each share of outstanding common stock counts as one vote and each share of outstanding preferred stock counts as one-half vote. The Company's charter provides for cumulative voting rights in the election of Directors.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Company's principal business address is 2992 West Beach, Gulfport, Mississippi 39501.

SHAREHOLDER PROPOSALS

Shareholders may present proper proposals for inclusion in the Company's Information Statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to the Company in a timely manner. In order to be considered for inclusion in the Information Statement for the 2014 annual meeting, shareholder proposals must be received by the Company no later than February 17, 2014.

NOMINEES FOR ELECTION AS DIRECTORS

A Board of six Directors is to be elected at the annual meeting, with each Director to hold office until the next annual meeting of shareholders and until the election and qualification of a successor. Each of the named nominees is currently a Director. If any named nominee becomes unavailable for election, the Board may substitute another nominee.

Below is information concerning the nominees for Director stating, among other things, their names, ages, positions, and offices held, and descriptions of their business experience. The background, experiences, and strengths of each nominee contribute to the diversity of the Company's Board. The information is current as of the date of this Information Statement.

Edward Day, VI - Director since 2010
Mr. Day, 52, as President and Chief Executive Officer of the Company since August 2010, is uniquely qualified to serve as Chairman of the Board. He previously served as Executive Vice President for Engineering and Construction Services at Southern Company Generation, a business unit of Southern Company, from May 2003 to August 2010. Mr. Day currently serves as a Director on the Board of Hancock Bank, a subsidiary of Hancock Holding Company, the INFINITY Science Center, Inc., and the Mississippi Nature Conservancy. He also serves as a Director of the Gulf Coast Business Council, the Mississippi Economic Council, the Mississippi Energy Institute, and the Mississippi Partnership for Economic Development. Mr. Day is the 2013 Chairman of the Mississippi Gulf Resort Classic and 2013 Co-Chair of the United Way of South Mississippi. Mr. Day is a member of the University of Alabama - College of Engineering Leadership Board and the United Way de Tocqueville Society. He also served as the 2012 Gulf Coast Heart Walk Chairman for the American Heart Association and is on the Mississippi Main Street Association Leadership Council. Mr. Day has held positions in a number of areas within the Southern Company system which include positions in nuclear, wholesale power marketing, engineering, procurement, and construction. He understands the electric utility business, the regulatory structure, and other industry-specific matters that affect the Company.

Carl J. Chaney - Director since 2009
Mr. Chaney, 51, is President and Chief Executive Officer of Hancock Holding Company, Gulfport, Mississippi. He has served as President since 2008 and Chief Executive Officer and Director since 2006. Mr. Chaney also serves as Director, President, and Chief Executive Officer of Hancock Bank, Gulfport, Mississippi, Director and Chief Executive Officer of Whitney Bank, New Orleans, Louisiana, and Director and President of a number of other subsidiaries of Hancock Holding Company. He served as Chief Financial Officer and Executive Vice President of Hancock Holding Company, Hancock Bank, and Hancock Bank of Louisiana from 1998 to 2006. Prior to joining Hancock Holding Company, Mr. Chaney was a bank merger and acquisition and regulatory attorney representing banks and companies throughout 13 states in the Southeast and Southwest. Mr. Chaney serves on the Board of Directors of the Federal Reserve Bank of Atlanta, New Orleans Branch. He is Chairman of the Mississippi Banker's Association, Treasurer and Director of the Mississippi Economic Council, and a Director of the Mississippi Partnership for Economic Development. He is a Director of the Gulf Coast Business Council, a Director of Gulf Coast Renaissance Corporation, and a member of the Board and former Chairman of the University of Mississippi Banking and Finance Advisory Council. Mr. Chaney's strong financial experience in the areas of banking and finance and experience in regulatory law is beneficial to the Board.

L. Royce Cumbest - Director since 2010
Mr. Cumbest, 62, is Chairman, President, and Chief Executive Officer of Merchants & Marine Bank and Merchants & Marine Bancorp, Inc., Pascagoula, Mississippi. Mr. Cumbest has been in the banking industry since 1971 and with Merchants & Marine Bank since 1976.  He also serves as a Director on the Boards of the First National Bankers Bank and First National Bankers Bankshares, Inc., Baton Rouge, Louisiana, Jackson County Economic Development Foundation, Pascagoula, Mississippi, and Mississippi Export Railroad, Moss Point, Mississippi. Mr. Cumbest has many years of recognized leadership in civic and charitable functions. His wealth of business experience and financial expertise is particularly valuable to the Board.

Christine L. Pickering - Director since 2007
Mrs. Pickering, 52, is a Certified Public Accountant (CPA), owning her business, Christy Pickering, CPA Public Accounting Firm, in Biloxi, Mississippi, for two decades. She serves as a Director of Hancock Holding Company and is the Chair of its Corporate Governance Committee and is also Vice Chair of its Audit Committee. Mrs. Pickering also serves as a trustee on the

Institutions of Higher Learning for the State of Mississippi for the 2008 to 2018 term. Additionally, she serves or served on the Boards of Directors of Gulf Coast Renaissance Corporation, Gulf Coast Medical Center Board of Trustees, and INFINITY Science Center, Inc. She has been actively engaged in community service as past President of the Biloxi Rotary Club, where she received the 1991 Rotarian of the Year award, and as a member of the Inaugural Class of Leadership Gulf Coast. Mrs. Pickering, as a CPA and business owner, brings a wealth of experience to the Board.

Philip J. Terrell - Director since 1995
Dr. Terrell, 59, is a retired Superintendent of Schools, Pass Christian Public School District, Pass Christian, Mississippi. He is an advisory Director of Hancock Bank in Gulfport, Mississippi and a member of the Pass Christian School Board. Dr. Terrell has engaged in service to his community through the Boys and Girls Club, as well as membership with the Harrison County Development Commission. Dr. Terrell's experience in the educational system and the community make him a valuable member of the Board.

Marion L. Waters - Director since 2010
Mr. Waters, 57, is a Partner in Waters International Trucks, Inc., Meridian Mississippi. Mr. Waters is a well-known business person and civic leader. Mr. Waters has an extensive career in the trucking industry, having served in positions of progressive importance for more than 40 years. His experience includes oversight of facilities throughout Mississippi in Meridian, Columbus, Kosciusko, Natchez, and Hattiesburg. Mr. Waters' experience also includes service on two international Boards that oversee the transportation industry. Mr. Waters received the 2013 Philanthropist of the Year Award from Meridian Community College and the Hartley D. Peavey Entrepreneur of Excellence Award in 2009. He is also a member of the Meridian Community College Foundation Board of Directors. Mr. Waters previously served on the Boards of the East Mississippi Business Development Corporation and the Aldersgate Retirement Community. His keen business mind and knowledge of transportation and logistics as well as relationships with the residents and businesses of Mississippi are invaluable to the Board.

Each nominee has served in his or her present position for at least the past five years, unless otherwise noted.

Vote Required

The majority of the votes cast by the shares outstanding and entitled to vote at a meeting at which a quorum is present is required for the election of Directors. The shareholders entitled to vote in the election of Directors have the right to cumulate their votes. Such right permits the shareholders to multiply the number of votes they are entitled to cast by the number of Directors for whom they are entitled to vote and cast the product for a single nominee or distribute the product among two or more nominees. A shareholder will not be entitled to vote cumulatively at the Company's 2013 Annual Meeting unless such shareholder gives the Company notice of his or her intent to cumulate his vote at least 48 hours before the time set for the meeting. If one shareholder gives such notice, all shareholders will be entitled to cumulate their votes without giving further notice.

Southern Company, as the owner of all of the Company's outstanding common stock, will vote for all of the nominees above.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

The Company is managed by a core group of officers and governed by a Board of Directors that currently consists of six members. The current nominees for election as Directors consist of five non-employee Directors and Mr. Day, the President and Chief Executive Officer of the Company.

GOVERNANCE POLICIES AND PROCESSES

Southern Company owns all of the Company's outstanding common stock, which represents a substantial majority of the overall voting power of the Company's equity securities, and the Company has listed only debt and preferred stock on the New York Stock Exchange (NYSE). Accordingly, under the rules of the NYSE, the Company is exempt from most of the NYSE's listing standards relating to corporate governance. The Company has voluntarily complied with certain of the NYSE's listing standards relating to corporate governance where such compliance was deemed to be in the best interests of the Company's shareholders. In addition, under the rules of the Securities and Exchange Commission (SEC), the Company is exempt from the audit committee requirements of Section 301 of the Sarbanes-Oxley Act of 2002 and, therefore, is not required to have an audit committee or an audit committee report on whether it has an audit committee financial expert.

DIRECTOR COMPENSATION

Only non-employee Directors of the Company are compensated for service on the Board of Directors. The pay components for non-employee Directors are:

Annual cash retainer:

•	$22,000 retainer paid in quarterly amounts of $5,500

Annual stock retainer:

•	$19,500 in Southern Company common stock (Common Stock) units paid in quarterly grants of $4,875

Meeting fees:

•
Meeting fees are not paid for participation in the initial five meetings of the Board in a calendar year. If more than five meetings of the Board are held in a calendar year, $1,200 will be paid for participation in each meeting of the Board beginning with the sixth meeting.

DIRECTOR DEFERRED COMPENSATION PLAN

At the election of the Director, all or a portion of the Director's compensation, including the stock retainer, may be deferred in the Deferred Compensation Plan for Outside Directors of Mississippi Power Company, as amended and restated effective January 1, 2008 (Director Deferred Compensation Plan), until membership on the Board is terminated. Deferred compensation may be invested as follows, at the Director's election:

•	in Common Stock units which earn dividends as if invested in Common Stock and are distributed in shares of Common Stock upon leaving the Board,

•	in Common Stock units which earn dividends as if invested in Common Stock and are distributed in cash upon leaving the Board, or

•	at the prime interest rate which is paid in cash upon leaving the Board.

All investments and earnings in the Director Deferred Compensation Plan are fully vested and, at the election of the Director, may be distributed in a lump sum payment, or in up to 10 annual distributions after leaving the Board. The Company has established a grantor trust that primarily holds Common Stock that funds the Common Stock units that are distributed in shares of Common Stock. Directors have voting rights in the shares held in the trust attributable to these units.

DIRECTOR COMPENSATION TABLE

The following table reports all compensation to the Company's non-employee Directors during 2012, including amounts deferred in the Director Deferred Compensation Plan. Non-employee Directors do not receive Non-Equity Incentive Plan Compensation or stock option awards, and there is no pension plan for non-employee Directors.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Carl J. Chaney	23,200	19,500	—	—	42,700
L. Royce Cumbest	22,000	19,500	—	—	41,500
Christine L. Pickering	24,400	19,500	—	—	43,900
Martha D. Saunders (3)	11,000	9,750	—	—	20,750
Philip J. Terrell	23,200	19,500	—	—	42,700
Marion L. Waters	22,000	19,500	—	—	41,500

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.
(2)	Includes fair market value of equity grants on grant dates. All such stock awards are vested immediately upon grant.
(3)	Martha D. Saunders resigned from the Board of Directors effective June 30, 2012.

BOARD LEADERSHIP STRUCTURE

The Board believes that the combined role of Chief Executive Officer and Chairman is most suitable for the Company because Mr. Day is the Director most familiar with the Company's business and industry, including the regulatory structure and other industry-specific matters, as well as being most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. Non-employee Directors and management have different perspectives and roles in strategy development. The Chief Executive Officer brings Company-specific experience and expertise, while the Company's non-employee Directors bring experience, oversight, and expertise from outside the Company and its industry.

EXECUTIVE SESSIONS

It is the policy of the Directors to hold an executive session of the non-employee Directors without management participation at each meeting of the Controls and Compliance Committee. The Chair of the Controls and Compliance Committee presides over these executive sessions. Information on how to communicate with the Chair of the Controls and Compliance Committee or the non-employee Directors is provided under “Communicating with the Board” below.

COMMITTEES OF THE BOARD

Controls and Compliance Committee:

•	Members are Mrs. Pickering, Chair; Mr. Chaney, Mr. Cumbest, and Dr. Terrell

•	Met four times in 2012

•	Oversees the Company's internal controls and compliance matters

The Controls and Compliance Committee provides, on behalf of the Board, oversight of the Company's system of internal control, compliance, ethics, and employee concerns programs and activities. Its responsibilities include review and assessment of such matters as the adequacy of internal controls, the internal control environment, management risk assessment, response to reported internal control weaknesses, internal auditing, and ethics and compliance program policies and practices. The Controls and Compliance Committee reports activities and findings to the Board of Directors and the Southern Company Audit Committee. The Controls and Compliance Committee meets periodically with management, the internal auditors, and the independent registered public accounting firm to discuss auditing, internal controls, and compliance matters.

The Southern Company Audit Committee provides broad oversight of the Company's financial reporting and control processes. The Southern Company Audit Committee reviews and discusses the Company's financial statements with management, the internal auditors, and the independent registered public accounting firm. Such discussions include critical accounting policies and practices, alternative financial treatments, proposed adjustments, and control recommendations. Such discussions also include significant management judgments and estimates, reporting or operational issues, and changes in accounting principles, as well as any disagreements with management.

The charter of the Southern Company Audit Committee is available on Southern Company's website (www.southerncompany.com). The Southern Company Audit Committee has authority to appoint, compensate, and oversee the work of the independent registered public accounting firm.

Compensation Committee:

•	Members are Mr. Chaney, Chair; Mr. Cumbest, and Dr. Terrell

•	Met two times in 2012

•	Oversees the administration of the Directors' compensation arrangements and reviews employee compensation

The Company's Compensation Committee reviews and provides input to the Southern Company Compensation and Management Succession Committee on the performance and compensation of the Company's Chief Executive Officer and makes recommendations regarding the fees paid to members of the Company's Board of Directors.

The Southern Company Compensation and Management Succession Committee approves the corporate performance goals used to determine incentive compensation and establishes the mechanism for setting compensation levels for the Company's executive officers. It also administers executive compensation plans and reviews management succession plans. The Charter of the Southern Company Compensation and Management Succession Committee is available on Southern Company's website (www.southerncompany.com).

The Southern Company Compensation and Management Succession Committee, which has authority to retain independent advisors, including compensation consultants, at Southern Company's expense, engaged Pay Governance LLC (Pay Governance) to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with Southern Company management to ensure that the executive compensation program is designed and administered consistent with the Southern Company Compensation and Management Succession Committee's requirements. The Southern Company Compensation and Management Succession Committee also expected Pay Governance to advise on executive compensation and related corporate governance trends.

Pay Governance is engaged solely by the Southern Company Compensation and Management Succession Committee and does not provide any services directly to management unless authorized to do so by the Southern Company Compensation and Management Succession Committee. In connection with its engagement of Pay Governance, the Southern Company Compensation and Management Succession Committee reviewed Pay Governance's independence, including (1) the amount of fees received by Pay Governance from Southern Company as a percentage of Pay Governance's total revenue; (2) its policies and procedures designed to prevent conflicts of interest; and (3) the existence of any business or personal relationships, including Common Stock ownership that could impact independence. After reviewing these and other factors, the Southern Company Compensation and Management Succession Committee determined that Pay Governance is independent and the engagement did not present any conflicts of interest. Pay Governance also determined that it was independent from management which was confirmed in a written statement delivered to the Southern Company Compensation and Management Succession Committee.

During 2012, Pay Governance assisted the Southern Company Compensation and Management Succession Committee with analyzing comprehensive market data and its implications for pay at the Company and its affiliates and various other governance, design, and compliance matters.

BOARD RISK OVERSIGHT

The Chief Executive Officer of the Company has designated a member of management as the primary responsible officer for identifying and providing information and updates related to the significant risks facing the Company. All significant risks identified on the Company's risk profile are reviewed with the full Board at least annually. In addition, the Board provides ongoing oversight of risks through regular management reports related to significant strategic and operational issues. As part of its review of management's risk assessment, the Controls and Compliance Committee receives a risk report at least twice each year on the Company's risk profile. This Committee elevates any significant risk issues and changes to the risk profiles to the full Board as appropriate.

DIRECTOR ATTENDANCE

The Board of Directors met five times in 2012. Average Director attendance at all applicable Board and Committee meetings was 95%. No nominee attended less than 75% of applicable meetings.

DIRECTOR NOMINATION PROCESS

The Company does not have a nominating committee. The full Board, with input from the Company's President and Chief Executive Officer, identifies Director nominees. The Board evaluates candidates based on the requirements set forth in the Company's bylaws and regulatory requirements applicable to the Company.

Southern Company owns all of the Company's common stock and, as a result, Southern Company's affirmative vote is sufficient to elect Director nominees. Consequently, the Board does not accept proposals from preferred shareholders regarding potential candidates for Director nominees. Southern Company's President and Chief Executive Officer also has input on behalf of Southern Company regarding potential candidates for Director nominees.

COMMUNICATING WITH THE BOARD

Shareholders and other parties interested in communicating directly with the Company's Board of Directors, the Chair of the Controls and Compliance Committee, or the non-employee Directors may contact them by writing c/o Corporate Secretary, Mississippi Power Company, 2992 West Beach Boulevard, Gulfport, Mississippi 39501-1907. The Corporate Secretary will receive the correspondence and forward it to the individual Director or Directors to whom the correspondence is directed or the Chairman of the Controls and Compliance Committee. The Corporate Secretary will not forward any correspondence that is unduly hostile, threatening, illegal, not reasonably related to the Company or its business, or similarly inappropriate.

BOARD ATTENDANCE AT ANNUAL MEETING OF SHAREHOLDERS

The Company does not have a policy relating to attendance at the Company's annual meeting of shareholders by Directors. The Company does not solicit proxies for the election of Directors because the affirmative vote of Southern Company is sufficient to elect the nominees and, therefore, the Company's preferred stockholders rarely attend the annual meeting. Consequently, a policy encouraging Directors to attend the annual meeting of shareholders is not necessary. None of the Company's Directors attended the Company's 2012 annual meeting of shareholders.

AUDIT COMMITTEE REPORT

The Southern Company Audit Committee (Audit Committee) oversees the Company's financial reporting process on behalf of the Board of Directors of Southern Company. The Company's management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company's financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements of the Company and management's report on the Company's internal control over financial reporting in the 2012 Annual Report with management. The Audit Committee also reviews the Company's quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee's review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates, and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company as required under rules of the PCAOB and has received the written disclosures and letter from the independent registered public accounting firm required by the rules of the PCAOB. The Audit Committee also has considered whether the independent registered public accounting firm's provision of non-audit services to the Company is compatible with maintaining the firm's independence.

The Audit Committee discussed the overall scope and plans with the Company's internal auditors and independent registered public accounting firm for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the Company's financial reporting. The Audit Committee also meets privately with Southern Company's compliance officer. The Audit Committee held 10 meetings during 2012.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of Southern Company (and such Board approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2013. At the 2013 annual meeting of Southern Company's stockholders, the stockholders will be asked to ratify the Audit Committee's selection of the independent registered public accounting firm.

Members of the Audit Committee:

Jon A. Boscia, Chair
David J. Grain
Warren A. Hood, Jr.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following represents the fees billed to the Company for the two most recent fiscal years by Deloitte & Touche LLP (Deloitte & Touche) - the Company's principal independent registered public accounting firm for 2012 and 2011:

	2012 2011
	(in thousands)
Audit Fees (1)	$1,627	$1,372
Audit-Related Fees (2)	101	183
Tax Fees	0	0
All Other Fees (3)	5	8
Total	$1,733	$1,563

(1)	Includes services performed in connection with financing transactions.

(2)	Includes non-statutory audit services in each of 2012 and 2011.

(3)	Represents registration fees for attendance at Deloitte & Touche-sponsored education seminars in each of 2012 and 2011.

The Audit Committee (on behalf of Southern Company and all of its subsidiaries, including the Company) has adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes requirements for the Audit Committee to pre-approve services provided by Deloitte & Touche. This policy was initially adopted in July 2002 and, since that time, all services included in the chart above have been pre-approved by the Audit Committee.

Under the policy, the independent registered public accounting firm delivers an annual engagement letter which provides a description of services anticipated to be rendered to the Company by the independent registered public accounting firm for the Audit Committee to approve. The Audit Committee's approval of the independent registered public accounting firm's annual engagement letter constitutes pre-approval of all services covered in the letter. In addition, under the policy, the Audit Committee has pre-approved the engagement of the independent registered public accounting firm to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The Chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.

Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by the Company's independent registered public accounting firm. These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines, by regulation, is impermissible. In addition, officers of the Company may not engage the independent registered public accounting firm to perform any personal services, such as personal financial planning or personal income tax services.

PRINCIPAL INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPRESENTATION

No representative of Deloitte & Touche is expected to be present at the 2013 Annual Meeting of Shareholders unless, at least three business days prior to the day of the meeting, the Company's Corporate Secretary has received written notice from a shareholder addressed to the Corporate Secretary at Mississippi Power Company, 2992 West Beach Boulevard, Gulfport, Mississippi 39501-1907, that the shareholder will attend the meeting and wishes to ask questions of a representative of Deloitte & Touche. In such a case, representatives of Deloitte & Touche will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if desired.

EXECUTIVE COMPENSATION

Throughout this executive compensation section, references to the Compensation Committee mean the Compensation and Management Succession Committee of the Board of Directors of Southern Company.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This section describes the compensation program for the Company's Chief Executive Officer and Chief Financial Officer in 2012, as well as each of the Company's other three most highly compensated executive officers serving at the end of the year. Collectively, these officers are referred to as the named executive officers.

Edward Day, VI	President and Chief Executive Officer
Moses H. Feagin	Vice President, Chief Financial Officer, and Treasurer
T. O. Anderson, IV	Vice President
John W. Atherton	Vice President
Jeff G. Franklin	Vice President

Executive Summary

Performance

Performance-based pay represents a substantial portion of the total direct compensation paid or granted to the Company's named executive officers for 2012.

	Salary ($)(1)	% of Total	Short-Term Performance Pay ($)(1)	% of Total	Long-Term Performance Pay ($)(1)	% of Total
E. Day, VI	404,166	34	268,657	22	529,154	44
M. H. Feagin	232,015	48	115,866	24	140,408	28
T. O. Anderson, IV	193,416	54	85,563	24	77,764	22
J. W. Atherton	238,543	48	121,660	24	140,408	28
J. G. Franklin	236,374	48	117,638	24	142,567	28

(1) Salary is the actual amount paid in 2012, Short-Term Performance Pay is the actual amount earned in 2012 based on performance, and Long-Term Performance Pay is the value on the grant date of stock options and performance shares granted in 2012. See the Summary Compensation Table for the amounts of all elements of reportable compensation described in this CD&A.

The Company's financial and operational and Southern Company's earnings per share (EPS) goal results for 2012 are shown below:

Financial:	21% of Target	Operational:	181% of Target	EPS:	128% of Target

Southern Company's total shareholder return has been:

1-Year:	(3.4)%	3-Year:	13.9%	5-Year:	7.1%

These levels of achievement resulted in payouts that were aligned with the Company's and Southern Company's performance.

Compensation and Benefit Beliefs

The Company's compensation and benefit program is based on the following beliefs:

•	Employees' commitment and performance have a significant impact on achieving business results;

•	Compensation and benefits offered must attract, retain, and engage employees and must be financially sustainable;

•	Compensation should be consistent with performance: higher pay for higher performance and lower pay for lower performance; and

•	Both business drivers and culture should influence the compensation and benefit program.

Based on these beliefs, the Compensation Committee believes that the Company's executive compensation program should:

•	Be competitive with the Company's industry peers;

•	Motivate and reward achievement of the Company's goals;

•	Be aligned with the interests of Southern Company's stockholders and the Company's customers; and

•	Not encourage excessive risk-taking.

Executive compensation is targeted at the market median of industry peers, but actual compensation is primarily determined by achievement of the Company's and Southern Company's business goals. The Company believes that focusing on the customer drives achievement of financial objectives and delivery of a premium, risk-adjusted total shareholder return for Southern Company's stockholders. Therefore, short-term performance pay is based on achievement of the Company's operational and financial performance goals, with one-third determined by operational performance, such as safety, reliability, and customer satisfaction; one-third determined by financial performance; and one-third determined by Southern Company EPS performance. Long-term performance pay is tied to Southern Company's stockholder value with 40% of the target value awarded in Southern Company stock options, which reward stock price appreciation, and 60% awarded in performance shares, which reward Southern Company's total shareholder return performance relative to that of industry peers and stock price appreciation.

Key Governance and Pay Practices

•	Annual pay risk assessment required by the Compensation Committee charter.

•	Retention by the Compensation Committee of an independent compensation consultant, Pay Governance, that provides no other services to the Company or Southern Company.

•
Inclusion of a claw-back provision that permits the Compensation Committee to recoup performance pay from any employee if determined to have been based on erroneous results, and requires recoupment from an executive officer in the event of a material financial restatement due to fraud or misconduct of the executive officer.

•	No excise tax gross-up on change-in-control severance arrangements.

•	Provision of limited perquisites with no income tax gross-ups for the President and Chief Executive Officer, except on certain relocation-related benefits.

•	“No-hedging” provision in the Company's insider trading policy that is applicable to all employees.

•	Strong stock ownership requirements that are being met by all named executive officers.

ESTABLISHING EXECUTIVE COMPENSATION

The Compensation Committee establishes the Southern Company system executive compensation program. In doing so, the Compensation Committee uses information from others, principally Pay Governance. The Compensation Committee also relies on information from Southern Company's Human Resources staff and, for individual executive officer performance, from Southern Company's and the Company's respective Chief Executive Officers. The role and information provided by each of these sources is described throughout this CD&A.

Consideration of Southern Company Stockholder Advisory Vote on Executive Compensation

The Compensation Committee considered the stockholder vote on Southern Company's executive compensation at the Southern Company 2012 Annual Meeting of Stockholders. In light of the significant support of Southern Company's stockholders (95% of votes cast voting in favor of the proposal) and the actual payout levels of the performance-based compensation program, the Compensation Committee continues to believe that the executive compensation program is competitive and is aligned with financial and operational performance and is in the best interests of the Company's customers and Southern Company's stockholders.

Executive Compensation Focus

The executive compensation program places significant focus on rewarding performance. The program is performance-based in several respects:

•
Company performance, which includes return on equity (ROE), and operational performance, compared to target performance levels established early in the year, and EPS determine the actual payouts under the short-term (annual) performance-based compensation program (Performance Pay Program).

•	Common Stock price changes result in higher or lower ultimate values of stock options.

•	Southern Company's total shareholder return compared to those of industry peers leads to higher or lower payouts under the Performance Share Program (performance shares).

In support of this performance-based pay philosophy, the Company has no general employment contracts or guaranteed severance with the named executive officers, except upon a change in control.

The pay-for-performance principles apply not only to the named executive officers but to hundreds of the Company's employees. The Performance Pay Program covers almost all of the approximately 1,270 employees of the Company. Stock options and performance shares are granted to approximately 150 employees of the Company. These programs engage employees, which ultimately is good not only for them, but also for the Company's customers and Southern Company's stockholders.

OVERVIEW OF EXECUTIVE COMPENSATION COMPONENTS

The primary components of the 2012 executive compensation program are shown below:

The Company's executive compensation program consists of a combination of short-term and long-term components. Short-term compensation includes base salary and the Performance Pay Program. Long-term performance-based compensation includes stock options and performance shares. The performance-based compensation components are linked to financial and operational performance, Common Stock performance, and Southern Company's total shareholder return. The executive compensation program is approved by the Compensation Committee, which consists entirely of independent directors. The

Compensation Committee believes that the executive compensation program is a balanced program that provides market-based compensation and motivates and rewards performance.

ESTABLISHING MARKET-BASED COMPENSATION LEVELS
For the named executive officers, the Compensation Committee and Southern Company's Human Resources staff review compensation data from large, publicly-owned electric and gas utilities. The data was developed and analyzed by Pay Governance. The companies included each year in the primary peer group are those whose data is available through the consultant's database. Those companies are drawn from this list of primarily regulated utilities of $2 billion in revenues and up.

Alliant Energy Corporation	First Solar Inc.	Pinnacle West Capital Corporation
Ameren Corporation	GenOn Energy, Inc.	PPL Corporation
American Electric Power Company, Inc.	GDF SUEZ Energy North America, Inc.	Progress Energy, Inc.
Atmos Energy Corporation	Iberdrola, S.A.	Public Service Enterprise Group Inc.
Bg US Services, Inc.	Integrys Energy Group, Inc.	Puget Energy, Inc.
Calpine Corporation	Invensys plc	Salt River Project
CenterPoint Energy, Inc.	Kinder Morgan Energy Partners, L.P.	SCANA Corporation
CMS Energy Corporation	LG&E and KU Energy LLC	Sempra Energy
Consolidated Edison, Inc.	McDermott International, Inc.	Southern Union Company
Constellation Energy Group, Inc.	MDU Resources Group, Inc.	Spectra Energy Corp.
CPS Energy	MidAmerican Energy Company	Targa Resources Partners LP
Crosstex Energy, Inc.	National Grid USA	TECO Energy, Inc.
Dominion Resources, Inc.	New York Power Authority	Tennessee Valley Authority
DTE Energy Company	NextEra Energy, Inc.	The AES Corporation
Duke Energy Corporation	Nicor Inc.	The Babcock & Wilcox Company
Edison International	Northeast Utilities	The Williams Companies, Inc.
El Paso Corporation	NRG Energy, Inc.	TransCanada Corporation
Enbridge Energy Partners, LP	NSTAR	UGI Corporation
Energy Future Holdings Corp.	NV Energy, Inc.	Vectren Corporation
Entergy Corporation	OGE Energy Corp.	Westar Energy, Inc.
Enterprise Products Partners L.P.	Oncor Electric Delivery Company LLC	Wisconsin Energy Corporation
Exelon Corporation	Pepco Holdings, Inc.	Xcel Energy Inc.
FirstEnergy Corp.

Market data for the Chief Executive Officer position and other positions in terms of scope of responsibilities that most closely resemble the positions held by the named executive officers is reviewed. When appropriate, the market data is size-adjusted, up or down, to accurately reflect comparable scopes of responsibilities. Based on that data, a total target compensation opportunity is established for each named executive officer. Total target compensation opportunity is the sum of base salary, annual performance-based compensation at a target performance level, and long-term performance-based compensation (stock options and performance shares) at a target value. Actual compensation paid may be more or less than the total target compensation opportunity based on actual performance above or below target performance levels. As a result, the compensation program is designed to result in payouts that are market-appropriate given the Company's and Southern Company's performance for the year or period.

A specified weight was not targeted for base salary or annual or long-term performance-based compensation as a percentage of total target compensation opportunities, nor did amounts realized or realizable from prior compensation serve to increase or decrease 2012 compensation amounts. Total target compensation opportunities for senior management as a group, including the named executive officers, are managed to be at the median of the market for companies of similar size in the electric utility industry. Therefore, some executives may be paid above and others below market. This practice allows for differentiation based on time in the position, scope of responsibilities, and individual performance. The differences in the total pay opportunities for each named executive officer are based almost exclusively on the differences indicated by the market data for persons holding similar positions. Because of the use of market data from a large number of industry peer companies for positions that are not identical in terms of scope of responsibility from company to company, differences are not considered to be material and the compensation program is believed to be market-appropriate, as long as senior management as a group is within an appropriate range. Generally, compensation is considered to be within an appropriate range if it is not more or less than 15% of the applicable market data.

The total target compensation opportunity was established in early 2012 for each named executive officer as shown below:

	Salary ($)	Target Annual Performance-Based Compensation ($)	Target Long-Term Performance-Based Compensation ($)	Total Target Compensation Opportunity ($)
E. Day, VI	407,056	244,324	529,154	1,180,444
M. H. Feagin	234,073	105,333	140,408	479,814
T. O. Anderson, IV	194,461	77,784	77,764	350,009
J. W. Atherton	234,073	105,333	140,408	479,814
J. G Franklin	237,652	106,943	142,567	487,162

The salary levels shown above were not effective until March 2012. Therefore, the salary amounts reported in the Summary Compensation Table are different than the amounts shown above because that table reports actual amounts paid in 2012.

Mr. Atherton's scope of responsibilities was broadened in June 2012, and his salary and target annual performance-based award were increased to $245,777 and $110,600, respectively.

For purposes of comparing the value of the compensation program to the market data, stock options are valued at $3.39 per option and performance shares at $41.99 per unit. These values represent risk-adjusted present values on the date of grant and are consistent with the methodologies used to develop the market data. The mix of stock options and performance shares granted were 40% and 60%, respectively, of the long-term value shown above.

In 2011, Pay Governance analyzed the level of actual payouts for 2010 performance under the annual Performance Pay Program to the named executive officers relative to performance versus peer companies to provide a check on the goal-setting process, including goal levels and associated performance-based pay opportunities. The findings from the analysis were used in establishing performance goals and the associated range of payouts for goal achievement for 2012. That analysis was updated in 2012 by Pay Governance for 2011 performance, and those findings were used in establishing goals for 2013.

DESCRIPTION OF KEY COMPENSATION COMPONENTS

2012 Base Salary

Most employees, including all of the named executive officers, received base salary increases in 2012.

With the exception of Southern Company executive officers, including Mr. Day, base salaries for Southern Company system officers are within a position level with a base salary range that is established by Southern Company's Human Resources staff using the market data described above. Each officer is within one of these established position levels based on the scope of responsibilities that most closely resemble the positions included in the market data described above. The base salary level for individual officers is set within the applicable pre-established range. Factors that influence the specific base salary level within the range include the need to retain an experienced team, internal equity, time in position, and individual performance.
Individual performance includes the degree of competence and initiative exhibited and the individual's relative contribution to the results of operations in prior years.

Base salaries are reviewed annually in February and changes are made effective March 1. The base salary levels established early in the year for the named executive officers were set within the applicable position level salary range and were recommended by the individual named executive officer's superior and approved by Southern Company's Chief Executive Officer. Mr. Day's increase was approved by the Compensation Committee.

2012 Performance-Based Compensation

This section describes performance-based compensation for 2012.

Achieving Operational and Financial Performance Goals - The Guiding Principle for Performance-Based Compensation
The Southern Company system's number one priority is to continue to provide customers outstanding reliability and superior service at reasonable prices while achieving a level of financial performance that benefits Southern Company's stockholders in the short and long term. Operational excellence and business unit and Southern Company financial performance are integral to the achievement of business results that benefit customers and stockholders.

Therefore, in 2012, the Company strove for and rewarded:

•	Continuing industry-leading reliability and customer satisfaction, while maintaining reasonable retail prices; and

•	Meeting energy demand with the best economic and environmental choices.

In 2012, the Company also focused on and rewarded:

•	Financial integrity - an attractive risk-adjusted return, sound financial policy, and a stable “A” credit rating;

•	ROE - target performance level in the top quartile of comparable electric utilities;

•	EPS growth;

•	Southern Company dividend growth; and

•	Long-term, risk-adjusted Southern Company total shareholder return.

The performance-based compensation program is designed to encourage achievement of these goals. The Southern Company Chief Executive Officer, with the assistance of Southern Company's Human Resources staff, recommended to the Compensation Committee the program design and award amounts for senior management, including the named executive officers.

2012 Annual Performance-Based Pay Program

Annual Performance Pay Program Highlights

• Rewards achievement of annual goals:
▪ Company financial performance (ROE)
▪ Company operational performance
▪ EPS
• Goals are weighted one-third each
• Performance results range from 0% to 200% of target, based on level of goal achievement

Overview of Program Design

Almost all employees of the Company, including the named executive officers, are participants.

The performance goals are set at the beginning of each year by the Compensation Committee.

•
For Southern Company's traditional operating companies, including the Company, operational goals are safety, customer satisfaction, plant availability, transmission and distribution system reliability, and culture. Each of these operational goals is explained in more detail under Goal Details below. The level of achievement for each operational goal is determined according to the respective performance schedule, and the total operational goal performance is determined by the weighted average result. Each business unit has its own operational goals.

•
For Southern Company's traditional operating companies, including the Company, the business unit financial performance goal is ROE, which is defined as the traditional operating company's net income divided by average equity for the year.

•
EPS is defined as Southern Company's earnings from continuing operations divided by average shares outstanding during the year. The EPS performance measure is applicable to all participants in the Performance Pay Program.

The Compensation Committee may make adjustments, both positive and negative, to goal achievement for purposes of determining payouts. For the financial performance goals, such adjustments could include the impact of items considered non-recurring or outside of normal operations or not anticipated in the business plan when the EPS goal was established and of sufficient magnitude to warrant recognition. The EPS goal results were decreased two cents per share to exclude the impact of an insurance recovery related to the MC Asset Recovery, LLC (MCAR) litigation settlement. This reduction decreased average payouts approximately seven percent. The Compensation Committee believed this adjustment was necessary because EPS goal results were increased in 2009 by the amount of the MCAR litigation settlement.

Under the terms of the program, no payout can be made if Southern Company's current earnings are not sufficient to fund the Common Stock dividend at the same level or higher than the prior year.

Goal Details

Operational Goals	Description	Why It Is Important
Customer Satisfaction
Customer satisfaction surveys evaluate performance. The survey results provide an overall ranking for each traditional operating company, including the Company, as well as a ranking for each customer segment: residential, commercial, and industrial.
Customer satisfaction is key to operations. Performance of all operational goals affect customer satisfaction.
Reliability
Transmission and distribution system reliability performance is measured by the frequency and duration of outages. Performance targets for reliability are set internally based on recent historical performance.
Reliably delivering power to customers is essential to the Company's operations.
Availability
Peak season equivalent forced outage rate is an indicator of availability and efficient generation fleet operations during the months when generation needs are greatest. Availability is measured as a percentage of the hours of forced outages out of the total generation hours.
Availability of sufficient power during peak season fulfills the obligation to serve and provide customers with the least cost generating resources.
Safety
Southern Company's Target Zero program is focused on continuous improvement in having a safe work environment. The performance is measured by the applicable company's ranking, as compared to peer utilities in the Southeastern Electric Exchange.
Essential for the protection of employees, customers, and communities.
Culture
The culture goal seeks to improve the Company's inclusive workplace. This goal includes measures for work environment (employee satisfaction survey), representation of minorities and females in leadership roles (subjectively assessed), and supplier diversity.
Supports workforce development efforts and helps to assure diversity of suppliers.

Financial Performance Goals	Description	Why It Is Important
Company ROE
For the traditional operating companies, including the Company, the business unit financial performance goal is ROE, which is defined as the applicable company's net income divided by average equity for the year.
Supports delivery of Southern Company stockholder value and contributes to the Company's and Southern Company's sound financial policies and stable credit ratings.
EPS	Southern Company's earnings from continuing operations divided by average shares outstanding during the year.	Supports commitment to provide Southern Company's stockholders solid risk-adjusted returns.

The ranges of performance levels established for the primary operational goals are detailed below.

Level of Performance	Customer Satisfaction	Reliability	Availability	Safety	Culture
Maximum	Top quartile for all customer segments and overall	Significantly exceed targets	Industry best	Greater than top 10th percentile and Company best	Significant improvement
Target	Top quartile overall	Meet targets	Top quartile	Top 40th percentile	Improvement
Threshold	2nd quartile overall	Significantly below targets	2nd quartile	Top 60th percentile	Significantly below expectations

The Compensation Committee approves specific objective performance schedules to calculate performance between the threshold, target, and maximum levels for each of the operational goals. If goal achievement is below threshold, there is no payout associated with the applicable goal.

Company Financial Performance and Southern Company EPS

The range of the Company's ROE and Southern Company's EPS goals for 2012 is shown below. ROE goals vary from the allowed retail ROE range due to state regulatory accounting requirements, wholesale activities, other non-jurisdictional revenues and expenses, and other activities not subject to state regulation.

Level of Performance	ROE (%)	EPS ($)
Maximum	14.0	2.77
Target	12.0	2.64
Threshold	10.0	2.51

For 2012, the Compensation Committee established a minimum EPS performance threshold that must be achieved. If EPS was less than $2.38 (90% of Target), not only would there have been no payout associated with EPS performance, but overall payouts under the Performance Pay Program would have been reduced by 10% of target.

In setting the goals for pay purposes, the Compensation Committee relies on information on financial and operational goals from the Finance Committee and the Nuclear/Operations Committee of Southern Company's Board of Directors, respectively.

2012 Achievement

Actual payouts were determined by adding the payouts derived from EPS and applicable business unit operational and financial performance goal achievement for 2012 and dividing by three. EPS exceeded the minimum threshold established and therefore payouts were not affected. Actual 2012 goal achievement is shown in the following tables.

Operational Goal Results:

Goal	Achievement Percentage
Customer Satisfaction	200
Reliability	175
Availability	200
Safety	177
Culture	142

Overall, the levels of achievement shown above resulted in an operational goal performance factor for the Company of 181%.

Financial Performance Goal Results:

Goal	Result	Achievement Percentage
Company ROE	10.41%	21
EPS (excluding MCAR insurance recovery)	$2.67	128

Calculating Payouts:

Each named executive officer had a target Performance Pay Program opportunity, based on his position, set by the Compensation Committee at the beginning of 2012. Targets are set as a percentage of base salary. The targets for Messrs. Day, Feagin, Anderson, Atherton, and Franklin were 60%, 45%, 40%, 45%, and 45%, respectively.

All of the named executive officers are paid based on the Company's ROE and operational performance and Southern Company's EPS performance. A total performance factor is determined by adding the Company's financial and operational goal performance and the EPS results and dividing by three. The total performance factor is multiplied by the target Performance Pay Program opportunity, as described above, to determine the payout for each named executive officer.

The table below shows the pay opportunity at target-level performance and the actual payout based on the actual performance shown above.

	Target Annual Performance Pay Program Opportunity ($)	Total Performance Factor (%)	Actual Annual Performance Pay Program Payout ($)
E. Day, VI	244,324	1.10	268,657
M. H. Feagin	105,333	1.10	115,866
T. O. Anderson, IV	77,784	1.10	85,563
J. W. Atherton	110,600	1.10	121,660
J. G. Franklin	106,943	1.10	117,638

Long-Term Performance-Based Compensation

2012 Long-Term Pay Program Highlights

• Stock Options:
▪ Reward long-term Common Stock price appreciation
▪ Represent 40% of long-term target value
▪ Vest over three years
▪ Ten-year term
• Performance Shares:
▪ Reward Southern Company total shareholder return relative to industry peers and stock price appreciation
▪ Represent 60% of long-term target value
▪ Three-year performance period
▪ Performance results can range from 0% to 200% of target
▪ Paid in Common Stock at end of performance period

Long-term performance-based awards are intended to promote long-term success and increase Southern Company's stockholder value by directly tying a substantial portion of the named executive officers' total compensation to the interests of Southern Company's stockholders. The long-term awards provide an incentive to grow Southern Company's stockholder value.

Southern Company stock options represent 40% of the long-term performance target value and performance shares represent the remaining 60%. The Compensation Committee elected this mix because it concluded that doing so represented an appropriate balance between incentives. Southern Company stock options only generate value if the price of the stock appreciates after the grant date, and performance shares reward employees based on Southern Company's total shareholder return relative to industry peers, as well as Common Stock price.

The following table shows the grant date fair value of the long-term performance-based awards in total and each component awarded in 2012.

	Value of Options ($)	Value of Performance Shares ($)	Total Long-Term Value ($)
E. Day, VI	211,668	317,486	529,154
M. H. Feagin	56,176	84,232	140,408
T. O. Anderson, IV	31,113	46,651	77,764
J. W. Atherton	56,176	84,232	140,408
J. G. Franklin	57,033	85,534	142,567

Stock Options

Stock options granted have a 10-year term, vest over a three-year period, fully vest upon retirement or termination of employment following a change in control, and expire at the earlier of five years from the date of retirement or the end of the 10-year term. For the grant made to Mr. Day in 2012, unvested options are forfeited if he retires from the Company or an affiliate of the Company and accepts a position with a peer company within two years of retirement. The value of each stock option was derived using the Black-Scholes stock option pricing model. The assumptions used in calculating that amount are discussed in Note 8 to the financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (2012 Annual Report). For 2012, the Black-Scholes value on the grant date was $3.39 per stock option.

Performance Shares

2012-2014 Grant

Performance shares are denominated in units, meaning no actual shares are issued on the grant date. A grant date fair value per unit was determined. For the grant made in 2012, the value per unit was $41.99. See the Summary Compensation Table and the information accompanying it for more information on the grant date fair value. The total target value for performance share units is divided by the value per unit to determine the number of performance share units granted to each participant, including the named executive officers. Each performance share unit represents one share of Common Stock. At the end of the three-year performance period (January 1, 2012 through December 31, 2014), the number of units will be adjusted up or down (0% to 200%) based on Southern Company's total shareholder return relative to that of its peers in the Philadelphia Utility Index and the Southern Company custom peer group. The companies in the custom peer group are those that are believed to be most similar to Southern Company in both business model and investors. The Philadelphia Utility Index was chosen because it is a published index and, because it includes a larger number of peer companies, it can mitigate volatility in results over time, providing an appropriate level of balance. The peer groups vary from the Market Data peer group due to the timing and criteria of the peer selection process; however, there is significant overlap. The results of the two peer groups will be averaged. The number of performance share units earned will be paid in Common Stock at the end of the three-year performance period. No dividends or dividend equivalents will be paid or earned on the performance share units.

The companies in the Philadelphia Utility Index on the grant date are listed below.

Ameren Corporation	Entergy Corporation
American Electric Power Company, Inc.	Exelon Corporation
CenterPoint Energy, Inc.	FirstEnergy Corp.
Consolidated Edison, Inc.	NextEra Energy, Inc.
Covanta Holding Corporation	Northeast Utilities
Dominion Resources, Inc.	PG&E Corporation
DTE Energy Company	Public Service Enterprise Group Inc.
Duke Energy Corporation	The AES Corporation
Edison International	Xcel Energy Inc.
El Paso Electric Company

The companies in the custom peer group on the grant date are listed below.

Alliant Energy Corporation	NSTAR
American Electric Power Company, Inc.	PG&E Corporation
CMS Energy Corporation	Pinnacle West Capital Corporation
Consolidated Edison, Inc.	Progress Energy, Inc.
DTE Energy Company	SCANA Corporation
Duke Energy Corporation	Wisconsin Energy Corporation
Edison International	Xcel Energy Inc.
Northeast Utilities

The scale below will determine the number of units paid in Common Stock following the last year of the performance period, based on the 2012 through 2014 performance period. Payout for performance between points will be interpolated on a straight-line basis.

Performance vs. Peer Groups	Payout (% of Each Performance Share Unit Paid)
90th percentile or higher (Maximum)	200
50th percentile (Target)	100
10th percentile (Threshold)	0

Performance shares are not earned until the end of the three-year performance period. A participant who terminates, other than due to retirement or death, forfeits all unearned performance shares. Participants who retire or die during the performance period only earn a prorated number of units, based on the number of months they were employed during the performance period.

2010-2012 Payouts

The first performance share grants were made in 2010 with a three-year performance period that ended on December 31, 2012. Based on Southern Company's total shareholder return achievement relative to that of the Philadelphia Utility Index (152.5%) and the custom peer group (117.5%), the payout percentage was 135% of target. The following table shows the target and actual awards of performance shares for the named executive officers.

	Target Performance Shares (#)	Performance Shares Earned (#)
E. Day, VI	4,715	6,365
M. H. Feagin	1,492	2,014
T. O. Anderson, IV	1,304	1,760
J. W. Atherton	2,477	3,344
J. G. Franklin	1,599	2,159

Performance Dividends

The Compensation Committee terminated the Performance Dividend Program in 2010. The value of performance dividends represented a significant portion of long-term performance-based compensation that was awarded prior to 2010. At target performance levels, performance dividends represented up to 65% of the total long-term value granted over the 10-year term of stock options. Therefore, because performance dividends were awarded for years prior to 2010, in fairness to participants, the outstanding performance dividend awards were not cancelled. The Compensation Committee approved a three-year transition period, beginning with the 2007 through 2010 performance-measurement period, to continue to pay performance dividends, if earned, on stock options that were granted prior to 2010. The grant of performance shares, described above, replaced performance dividend awards beginning in 2010. Therefore, the final payout of performance dividends was made on stock options granted prior to 2010 that were outstanding at the end of the four-year performance-measurement period that ended on December 31, 2012, as reported in the Summary Compensation Table. Because performance shares are earned at the end of a three-year performance period, both the last award of performance dividends and the first award of performance shares were earned at the end of 2012.

Performance dividends ranged from 0% to 100% of the Common Stock dividend paid during the year per eligible stock option held at the end of the performance-measurement period. Actual payout depended on Southern Company's total shareholder return over a four-year performance-measurement period compared to a group of other electric and gas utility companies, as selected at the beginning of the performance-measurement period. The Compensation Committee selected a custom peer group and the Philadelphia Utility Index for the 2009 through 2012 grant. Total shareholder return is calculated by measuring the ending value of a hypothetical $100 invested in each custom peer group company's common stock and in the Philadelphia Utility Index at the beginning of each of 16 quarters. In the final year of the performance-measurement period, Southern Company's ranking in the peer groups was determined at the end of each quarter and the percentile ranking was multiplied by the actual Common Stock dividend paid in that quarter. To determine the total payout per stock option held at the end of the performance-measurement period, the four quarterly amounts earned were added together.

No performance dividends are paid if Southern Company's earnings are not sufficient to fund a Common Stock dividend at least equal to that paid in the prior year.

2012 Payout

The peer groups used to determine the 2012 payout for the 2009 through 2012 performance-measurement period consisted of the Philadelphia Utility Index and a custom peer group. See the discussion of performance shares in this CD&A for more information about the peer groups.

The scale below determined the percentage of each quarter's dividend paid in the last year of the performance-measurement period to be paid on each eligible stock option held at December 31, 2012, based on performance during the 2009 through 2012 performance-measurement period. Payout for performance between points was interpolated on a straight-line basis.

Performance vs. Peer Group	Payout (% of Each Quarterly Dividend Paid)
90th percentile or higher	100
50th percentile (Target)	50
10th percentile or lower	0

Southern Company's relative total shareholder return performance, as measured at the end of each quarter of the final year of the four-year performance-measurement period, resulted in a total payout of 70% of the target level (35% of the full year's Common Stock dividend), or $0.68. This amount was multiplied by each named executive officer's eligible outstanding stock options as of December 31, 2012 to calculate the payout under the program. The amount paid is included in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

Timing of Performance-Based Compensation

As discussed above, the 2012 annual Performance Pay Program goals and Southern Company's total shareholder return goals applicable to performance shares were established early in the year by the Compensation Committee. Annual stock option grants also were made by the Compensation Committee. The establishment of performance-based compensation goals and the granting of stock options were not timed with the release of material, non-public information. This procedure is consistent with prior practices. Stock option grants are made to new hires or newly-eligible participants on preset, regular quarterly dates that were approved by the Compensation Committee. The exercise price of options granted to employees in 2012 was the closing price of the Common Stock on the grant date or the last trading day before the grant date, if the grant date was not a trading day.

Retirement and Severance Benefits

Certain post-employment compensation is provided to employees, including the named executive officers.

Retirement Benefits

Generally, all full-time employees of the Company participate in the funded Pension Plan after completing one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. The Company also provides unfunded benefits that count salary and annual Performance Pay Program payouts that are ineligible to be counted under the Pension Plan. See the Pension Benefits table and accompanying information for more pension-related benefits information.

The Company also provides the Deferred Compensation Plan which is an unfunded plan that permits participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement, disability, death, or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the Deferred Compensation Plan. See the Nonqualified Deferred Compensation table and accompanying information for more information about the Deferred Compensation Plan.

Change-in-Control Protections

Change-in-control protections, including severance pay and, in some situations, vesting or payment of long-term performance-
based awards, are provided upon a change in control of Southern Company or the Company coupled with an involuntary termination not for cause or a voluntary termination for “Good Reason.” This means there is a “double trigger” before severance benefits are paid; i.e., there must be both a change in control and a termination of employment. Severance payment amounts are two times salary plus target Performance Pay Program opportunity for Mr. Day and one times salary plus Performance Pay Program opportunity for the other named executive officers. No excise tax gross-up would be provided. More information about severance arrangements is included in the section entitled Potential Payments upon Termination or Change-in-Control.

Perquisites

The Company provides limited perquisites to its executive officers, including the named executive officers. The perquisites provided in 2012, including amounts, are described in detail in the information accompanying the Summary Compensation Table. No tax assistance is provided on perquisites for the President and Chief Executive Officer, except on certain relocation-related benefits.

EXECUTIVE STOCK OWNERSHIP REQUIREMENTS

Officers of the Company that are in a position of Vice President or above are subject to stock ownership requirements. All of the named executive officers are covered by the requirements. Ownership requirements further align the interest of officers and Southern Company's stockholders by promoting a long-term focus and long-term share ownership.
The types of ownership arrangements counted toward the requirements are shares owned outright, those held in Southern Company-sponsored plans, and Common Stock accounts in the Deferred Compensation Plan and the Supplemental Benefit Plan. One-third of vested Southern Company stock options may be counted, but, if so, the ownership requirement is doubled. The ownership requirement is reduced by one-half at age 60.

The requirements are expressed as a multiple of base salary as shown below.

	Multiple of Salary without Counting Stock Options	Multiple of Salary Counting 1/3 of Vested Options
E. Day, VI	3 Times	6 Times
M. H. Feagin	2 Times	4 Times
T. O. Anderson, IV	1 Times	2 Times
J. W. Atherton	2 Times	4 Times
J. G. Franklin	2 Times	4 Times

Newly-elected officers have approximately five years from the date of their election to meet the applicable ownership requirement and newly-promoted officers have approximately five years from the date of their promotion to meet the increased ownership requirements. All of the named executive officers are meeting their respective ownership requirements.

POLICY ON RECOVERY OF AWARDS

Southern Company's Omnibus Incentive Compensation Plan provides that, if Southern Company or the Company is required to prepare an accounting restatement due to material noncompliance as a result of misconduct, and if an executive officer of the Company knowingly or grossly negligently engaged in or failed to prevent the misconduct or is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, the executive officer must repay the Company the amount of any payment in settlement of awards earned or accrued during the 12-month period following the first public issuance or filing that was restated.

POLICY REGARDING HEDGING THE ECONOMIC RISK OF STOCK OWNERSHIP

The Company's policy is that employees and outside Directors will not trade Southern Company options on the options market and will not engage in short sales.

COMPENSATION COMMITTEE REPORT

The Compensation Committee met with management to review and discuss the CD&A. Based on such review and discussion, the Compensation Committee recommended to the Southern Company Board of Directors that the CD&A be included in this Information Statement. The Southern Company Board of Directors approved that recommendation.

Members of the Compensation Committee:

Veronica M. Hagen, Chair
Henry A. Clark III
H. William Habermeyer, Jr.
William G. Smith, Jr.

SUMMARY COMPENSATION TABLE

The Summary Compensation Table shows the amount and type of compensation received or earned in 2010, 2011, and 2012 by the named executive officers, except as noted below.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Edward Day, VI President, Chief Executive Officer, and Chairman of the Board	2012	404,166	0	317,486	211,668	346,700	681,821	30,105	1,991,946
	2011	389,383	309,750	305,277	203,528	429,974	464,307	25,088	2,127,307
	2010	353,628	141,250	142,063	94,717	427,902	322,318	338,283	1,820,161
Moses H. Feagin Vice President, Chief Financial Officer, and Treasurer	2012	232,015	25	84,232	56,176	123,791	269,537	13,167	778,943
	2011	221,275	0	80,249	53,502	150,090	185,021	157,210	847,347
	2010	196,963	21,359	44,954	29,978	177,698	104,553	52,418	627,923
Thomas O. Anderson, IV Vice President	2012	193,416	0	46,651	31,113	99,215	228,608	11,687	610,690
	2011	178,824	0	43,128	28,769	120,980	156,505	297,277	825,483
	2010	167,095	85,000	39,290	26,196	128,036	107,645	51,817	605,079
John W. Atherton Vice President	2012	238,543	0	84,232	56,176	121,660	306,886	12,806	820,303
	2011	221,275	0	80,249	53,502	127,772	195,075	11,970	689,843
	2010	209,912	85,000	74,632	49,767	146,363	108,650	13,222	687,546
Jeff G. Franklin Vice President	2012	236,374	0	85,534	57,033	138,032	185,652	14,382	717,007
	2011	215,544	46,860	49,423	32,962	168,297	120,795	404,363	1,038,244

Column (a)

Mr. Franklin was not an executive officer of the Company prior to 2011.

Column (d)

The amount shown for 2012 for Mr. Feagin is the value of a non-cash safety award.

Column (e)

This column does not reflect the value of stock awards that were actually earned or received in 2012. Rather, as required by applicable rules of the SEC, this column reports the aggregate grant date fair value of performance shares granted in 2012. The value reported is based on the probable outcome of the performance conditions as of the grant date, using a Monte Carlo simulation model. No amounts will be earned until the end of the three-year performance period on December 31, 2014. The value then can be earned based on performance ranging from 0 to 200%, as established by the Compensation Committee. The aggregate grant date fair value of the performance shares granted in 2012 to Messrs. Day, Feagin, Anderson, Atherton, and Franklin, assuming that the highest level of performance is achieved, is $634,972, $168,464, $93,302, $168,464, and $171,068, respectively (200% of the amount shown in the table). See Note 8 to the Financial Statements in the 2012 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (f)

This column reports the aggregate grant date fair value of stock options granted in the applicable year. See Note 8 to the Financial Statements in the 2012 Annual Report for a discussion of the assumptions used in calculating these amounts.

Column (g)

The amounts in this column are the aggregate of the payouts under the annual Performance Pay Program and the Performance Dividend Program. The amount reported for the Performance Pay Program is for the one-year performance period that ended on December 31, 2012. The amount reported for performance dividends is the amount earned at the end of the four-year performance-measurement period of January 1, 2009 through December 31, 2012. These awards were granted by the Compensation Committee in 2009 and were paid on stock options granted prior to 2010 that were outstanding at the end of 2012. As described in the CD&A, the Performance Dividend Program was eliminated by the Compensation Committee in 2010 and replaced with performance shares. The payout reported in column (g) is the third and final payout in the three-year transition period as described in the CD&A. The Performance Pay Program, the Performance Dividend Program, and performance shares are described in detail in the CD&A.

The amounts paid under each program to the named executive officers are shown below.

	Annual Performance-Based Compensation ($)	Performance Dividends ($)	Total ($)
E. Day, VI	268,657	78,043	346,700
M. H. Feagin	115,866	7,925	123,791
T. O. Anderson, IV	85,563	13,652	99,215
J. W. Atherton	121,660	0	121,660
J. G. Franklin	117,638	20,394	138,032

Column (h)

This column reports the aggregate change in the actuarial present value of each named executive officer's accumulated benefit under the Pension Plan and the supplemental pension plans (collectively, Pension Benefits) as of December 31, 2010, 2011, and 2012. The Pension Benefits as of each measurement date are based on the named executive officer's age, pay, and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for cost purposes as of that measurement date; however, the named executive officers were assumed to remain employed at the Company or any other Southern Company subsidiary until their benefits commence at the pension plans' stated normal retirement date, generally age 65. As a result, the amounts in column (h) related to Pension Benefits represent the combined impact of several factors: growth in the named executive officer's Pension Benefits over the measurement year; impact on the total present values of one year shorter discounting period due to the named executive officer being one year closer to normal retirement; impact on the total present values attributable to changes in assumptions from measurement date to measurement date; and impact on the total present values attributable to plan changes between measurement dates.

For more information about the Pension Benefits and the assumptions used to calculate the actuarial present value of accumulated benefits as of December 31, 2012, see the information following the Pension Benefits table. The key differences between assumptions used for the actuarial present values of accumulated benefits calculations as of December 31, 2011 and December 31, 2012 are:

•	Discount rate for the Pension Plan was decreased to 4.30% as of December 31, 2012 from 5.00% as of December 31, 2011, and

•	Discount rate for the supplemental pension plans was decreased to 3.70% as of December 31, 2012 from 4.65% as of December 31, 2011.

This column also reports above-market earnings on deferred compensation under the Deferred Compensation Plan (DCP). However, there were no above-market earnings on deferred compensation in the years reported.

Column (i)

This column reports the following items: perquisites; tax reimbursements; employer contributions in 2012 to the Southern Company Employee Savings Plan (ESP), which is a tax-qualified defined contribution plan intended to meet requirements of

Section 401(k) of the Internal Revenue Code of 1986, as amended (Code); and contributions in 2012 under the Southern Company Supplemental Benefit Plan (Non-Pension Related) (SBP). The SBP is described more fully in the information following the Nonqualified Deferred Compensation table.

The amounts reported for 2012 are itemized below.

	Perquisites ($)	Tax Reimbursements ($)	ESP ($)	SBP ($)	Total ($)
E. Day, VI	9,765	0	12,478	7,862	30,105
M. H. Feagin	4,309	154	8,704	0	13,167
T. O. Anderson, IV	2,525	442	8,720	0	11,687
J. W. Atherton	450	190	12,166	0	12,806
J. G. Franklin	5,482	108	8,792	0	14,382

Description of Perquisites

Personal Financial Planning is provided for most officers of the Company, including all of the named executive officers. The Company pays for the services of financial and estate planners on behalf of the officers, up to a maximum amount of $8,700 per year, after the initial year that the benefit is provided. In the initial year, the allowed amount is $15,000. The Company also provides a five-year allowance of $6,000 for estate planning and tax return preparation fees.

Personal Use of Corporate-Owned Aircraft. Southern Company owns aircraft that are used to facilitate business travel. If seating is available, Southern Company permits a spouse or other family member to accompany an employee on a flight. However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel, and no amounts are included for such travel. Any additional expenses incurred that are related to family travel are included.

Other Miscellaneous Perquisites. The amount included reflects the full cost to the Company of providing the following items: personal use of Company-provided tickets for sporting and other entertainment events and gifts distributed to and activities provided to attendees at Company-sponsored events.

GRANTS OF PLAN-BASED AWARDS IN 2012

This table provides information on stock option grants made and goals established for future payouts under the performance-based compensation programs during 2012 by the Compensation Committee.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
E. Day, VI		2,442	244,234	488,468
	2/13/2012				76	7,561	15,122			317,486
	2/13/2012							62,439	44.42	211,668
M. H. Feagin		1,053	105,333	210,666
	2/13/2012				20	2,006	4,012			84,232
	2/13/2012							16,571	44.42	56,176
T.O. Anderson, IV		778	77,784	155,568
	2/13/2012				11	1,111	2,222			46,651
	2/13/2012							9,178	44.42	31,113
J.W. Atherton		1,106	110,600	221,200
	2/13/2012				20	2,006	4,012			84,232
	2/13/2012							16,571	44.42	56,176
J.G. Franklin		1,069	106,943	213,886
	2/13/2012				20	2,037	4,074			85,534
	2/13/2012							16,824	44.42	57,033

Columns (c), (d), and (e)

These columns reflect the annual Performance Pay Program opportunity granted to the named executive officers in 2012 as described in the CD&A. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee. The actual amounts earned are disclosed in the Summary Compensation Table.

Columns (f), (g), and (h)

These columns reflect the performance shares granted to the named executive officers in 2012, as described in the CD&A. The information shown as “Threshold,” “Target,” and “Maximum” reflects the range of potential payouts established by the Compensation Committee. Earned performance shares will be paid out in Common Stock following the end of the 2012 through 2014 performance period, based on the extent to which the performance goals are achieved. Any shares not earned are forfeited.

Columns (j) and (k)

Column (j) reflects the number of stock options granted to the named executive officers in 2012, as described in the CD&A, and column (k) reflects the exercise price of the stock options, which was the closing price on the grant date.

Column (l)

This column reflects the aggregate grant date fair value of the performance shares and stock options granted in 2012. For performance shares, the value is based on the probable outcome of the performance conditions as of the grant date using a Monte Carlo simulation model. For stock options, the value is derived using the Black-Scholes stock option pricing model. The assumptions used in calculating these amounts are discussed in Note 8 to the Financial Statements in the 2012 Annual Report.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

This table provides information pertaining to all outstanding stock options and stock awards (performance shares) held by or granted to the named executive officers as of December 31, 2012.

	Option Awards Stock Awards
Name (a)						Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (g)
	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (f)
E. Day, VI	20,525	0	33.81	2/20/2016
	21,589	0	36.42	2/19/2017
	25,221	0	35.78	2/18/2018
	47,434	0	31.39	2/16/2019
	0	14,158	31.17	2/15/2020
	20,875	41,749	37.97	2/14/2021
	0	62,439	44.42	2/13/2022
					16,974	726,657
					15,122	647,373
M. H. Feagin	5,887	0	36.42	2/19/2017
	5,768	0	35.78	2/18/2018
	0	4,481	31.17	2/15/2020
	5,488	10,974	37.97	2/14/2021
	0	16,571	44.42	2/13/2022
					4,462	191,018
					4,012	171,754
T. O. Anderson, IV	6,328	0	32.70	2/18/2015
	5,855	0	33.81	2/20/2016
	6,041	0	36.42	2/19/2017
	1,853	0	35.78	2/18/2018
	0	3,916	31.17	2/15/2020
	2,951	5,901	37.97	2/14/2021
	0	9,178	44.42	2/13/2022
					2,398	102,658
					2,222	95,124

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END (continued)

	Option Awards Stock Awards
Name (a)						Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (g)
	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Option Exercise Price ($) (d)	Option Expiration Date (e)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#) (f)
J. W. Atherton	4,097	7,439	31.17	2/15/2020
	5,488	10,974	37.97	2/14/2021
	—	16,571	44.42	2/13/2022
					4,462	191,018
					4,012	171,754
J. G. Franklin	7,954	—	33.81	2/20/2016
	8,327	—	36.42	2/19/2017
	8,526	—	35.78	2/18/2018
	5,184	—	31.39	2/16/2019
	—	4,802	31.17	2/15/2020
	3,381	6,761	37.97	2/14/2021
	—	16,824	44.42	2/13/2022
					2,748	117,642
					4,074	174,408

Columns (b), (c), (d), and (e)

Stock options vest one-third per year on the anniversary of the grant date. Options granted from 2005 through 2009 with expiration dates from 2015 through 2019 were fully vested as of December 31, 2012. The options granted in 2010, 2011, and 2012 become fully vested as shown below.

Year Option Granted	Expiration Date	Date Fully Vested
2010	February 15, 2020	February 15, 2013
2011	February 14, 2021	February 14, 2014
2012	February 13, 2022	February 13, 2015

Options also fully vest upon death, total disability, or retirement and expire three years following death or total disability or five years following retirement, or on the original expiration date if earlier. Please see Potential Payments upon Termination or Change in Control for more information about the treatment of stock options under different termination and change-in-control events.

Columns (f) and (g)

In accordance with SEC rules, column (f) reflects the maximum number of performance shares that can be earned at the end of each three-year performance period (December 31, 2013 and 2014) that were granted in 2011 and 2012, respectively.

The performance shares granted for the 2010 through 2012 performance period vested on December 31, 2012 and are shown in the Option Exercises and Stock Vested in 2012 table below. The value in column (g) is derived by multiplying the number of shares in column (f) by the Common Stock closing price on December 31, 2012 ($42.81).

The ultimate number of shares earned, if any, will be based on the actual performance results at the end of each respective performance period. See further discussion of performance shares in the CD&A.

OPTION EXERCISES AND STOCK VESTED IN 2012

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
E. Day, VI	36,026	483,290	6,365	272,486
M. H. Feagin	23,691	338,095	2,014	86,219
T. O. Anderson, IV	11,311	158,047	1,760	75,346
J. W. Atherton	8,471	110,899	3,344	143,157
J. G. Franklin	4,802	77,559	2,159	92,427

Columns (b) and (c)

Column (b) reflects the number of shares acquired upon the exercise of stock options during 2012, and column (c) reflects the value realized. The value realized is the difference in the market price over the exercise price on the exercise date.

Columns (d) and (e)

Column (d) includes the performance shares awarded for the 2010 through 2012 performance period that vested on December 31, 2012. The value reflected in column (e) is derived by multiplying the number of shares in column (d) by the market value of the underlying shares on the vesting date ($42.81).

PENSION BENEFITS AT 2012 FISCAL YEAR-END

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
E. Day, VI	Pension Plan	28.92	873,305	0
	Supplemental Benefit Plan (Pension-Related)	28.92	1,112,609	0
	Supplemental Executive Retirement Plan	28.92	611,845	0
M. H. Feagin	Pension Plan	24.83	577,010	0
	Supplemental Benefit Plan (Pension-Related)	24.83	128,632	0
	Supplemental Executive Retirement Plan	24.83	201,206	0
T. O. Anderson, IV	Pension Plan	30.67	752,947	0
	Supplemental Benefit Plan (Pension-Related)	30.67	137,863	0
	Supplemental Executive Retirement Plan	30.67	176,883	0
J.W. Atherton	Pension Plan	27.00	763,906	0
	Supplemental Benefit Plan (Pension-Related)	27.00	185,970	0
	Supplemental Executive Retirement Plan	27.00	233,563	0
J. G. Franklin	Pension Plan	18.50	376,765	0
	Supplemental Benefit Plan (Pension-Related)	18.50	91,149	0
	Supplemental Executive Retirement Plan	18.50	116,426	0

Pension Plan

The Pension Plan is a tax-qualified, funded plan. It is Southern Company's primary retirement plan. Generally, all full-time employees participate in this plan after one year of service. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. The plan benefit equals the greater of amounts computed using a “1.7% offset formula” and a “1.25% formula,” as described below. Benefits are limited to a statutory maximum.

The 1.7% offset formula amount equals 1.7% of final average pay times years of participation less an offset related to Social Security benefits. The offset equals a service ratio times 50% of the anticipated Social Security benefits in excess of $4,200. The service ratio adjusts the offset for the portion of a full career that a participant has worked. The highest three rates of pay out of a participant's last 10 calendar years of service are averaged to derive final average pay. The rates of pay considered for this formula are the base salary rates with no adjustments for voluntary deferrals after 2008. A statutory limit restricts the amount considered each year; the limit for 2012 was $250,000.

The 1.25% formula amount equals 1.25% of final average pay times years of participation. For this formula, the final average pay computation is the same as above, but annual performance-based compensation earned each year is added to the base salary rates.

Early retirement benefits become payable once plan participants have, during employment, attained age 50 and completed 10 years of participation. Participants who retire early from active service receive benefits equal to the amounts computed using the same formulas employed at normal retirement. However, a 0.3% reduction applies for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence. For example, 64% of the formula benefits are payable starting at age 55. As of December 31, 2012, all of the named executive officers are retirement-eligible, except Messrs. Feagin and Franklin.

The Pension Plan's benefit formulas produce amounts payable monthly over a participant's post-retirement lifetime. At retirement, plan participants can choose to receive their benefits in one of seven alternative forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a spouse. A reduction applies if a retiring participant chooses a payment form other than a single life annuity. The reduction makes the value of the benefits paid in the form chosen comparable to what it would have been if benefits were paid as a single life annuity over the retiree's life.

Participants vest in the Pension Plan after completing five years of service. All of the named executive officers are vested in their Pension Plan benefits. Participants who terminate employment after vesting can elect to have their pension benefits commence at age 50 if they participated in the Pension Plan for 10 years. If such an election is made, the early retirement reductions that apply are actuarially determined factors and are larger than 0.3% per month.

If a participant dies while actively employed and is either age 50 or vested in the Pension Plan as of date of death, benefits will be paid to a surviving spouse. A survivor's benefit equals 45% of the monthly benefit that the participant had earned before his or her death. Payments to a surviving spouse of a participant who could have retired will begin immediately. Payments to a survivor of a participant who was not retirement-eligible will begin when the deceased participant would have attained age 50. After commencing, survivor benefits are payable monthly for the remainder of a survivor's life. Participants who are eligible for early retirement may opt to have an 80% survivor benefit paid if they die; however, there is a charge associated with this election.

If participants become totally disabled, periods that Social Security or employer-provided disability income benefits are paid will count as service for benefit calculation purposes. The crediting of this additional service ceases at the point a disabled participant elects to commence retirement payments. Outside of this extra service crediting, the normal Pension Plan provisions apply to disabled participants.

The Southern Company Supplemental Benefit Plan (Pension-Related) (SBP-P)

The SBP-P is an unfunded retirement plan that is not tax qualified. This plan provides high-paid employees any benefits that the Pension Plan cannot pay due to statutory pay/benefit limits. The SBP-P's vesting and early retirement provisions mirror those of the Pension Plan. Its disability provisions mirror those of the Pension Plan but cease upon a participant's separation from service.

The amounts paid by the SBP-P are based on the additional monthly benefit that the Pension Plan would pay if the statutory limits and pay deferrals were ignored. When a SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas are converted into a single sum value. It equals the present value of what would have been paid monthly for an actuarially determined average post-retirement lifetime. The discount rate used in the calculation is based on the 30-year U.S. Treasury yields for the September preceding the calendar year of separation, but not more than six percent.

Vested participants terminating prior to becoming eligible to retire will be paid their single sum value as of September 1 following the calendar year of separation. If the terminating participant is retirement-eligible, the single sum value will be paid in 10 annual installments starting shortly after separation. The unpaid balance of a retiree's single sum will be credited with interest at the prime rate published in The Wall Street Journal. If the separating participant is a “key man” under Section 409A of the Code, the first installment will be delayed for six months after the date of separation.

If a SBP-P participant dies after becoming vested in the Pension Plan, the spouse of the deceased participant will receive the installments the participant would have been paid upon retirement. If a vested participant's death occurs prior to age 50, the installments will be paid to a spouse as if the participant had survived to age 50.

The Southern Company Supplemental Executive Retirement Plan (SERP)

The SERP is also an unfunded retirement plan that is not tax qualified. This plan provides high-paid employees additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual performance-based compensation. To derive the SERP benefits, a final average pay is determined reflecting participants' base rates of pay and their annual performance-based compensation amounts, whether or not deferred, to the extent they exceed 15% of those base rates (ignoring statutory limits). This final average pay is used in the 1.7% offset formula to derive a gross benefit. The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit. The SERP's early retirement, survivor benefit, disability, and form of payment provisions mirror the SBP-P's provisions. However, except upon a change in control, SERP benefits do not vest until participants retire, so no benefits are paid if a participant terminates prior to becoming retirement-eligible. More information about vesting and payment of SERP benefits following a change in control is included in the section entitled “Potential Payments upon Termination or Change in Control.”

The following assumptions were used in the present value calculations:

•	Discount rate - 4.30% Pension Plan and 3.70% supplemental plans as of December 31, 2012,
•	Retirement date - Normal retirement age (65 for all named executive officers),
•	Mortality after normal retirement - RP2000 Combined Healthy with generational projections,
•	Mortality, withdrawal, disability, and retirement rates prior to normal retirement - None,
•	Form of payment for Pension Benefits:
	o	Male retirees: 25% single life annuity; 25% level income annuity; 25% joint and 50% survivor annuity; and 25% joint and 100% survivor annuity,
	o	Female retirees: 40% single life annuity; 40% level income annuity; 10% joint and 50% survivor annuity; and 10% joint and 100% survivor annuity,
•	Spouse ages - Wives two years younger than their husbands,
•	Annual performance-based compensation earned but unpaid as of the measurement date - 130% of target opportunity percentages times base rate of pay for year amount is earned, and
•	Installment determination - 3.75% discount rate for single sum calculation and 4.50% prime rate during installment payment period.

For all of the named executive officers, the number of years of credited service is one year less than the number of years of employment.

NONQUALIFIED DEFERRED COMPENSATION AS OF 2012 FISCAL YEAR-END

Name (a)	Executive Contributions in Last FY ($) (b)	Employer Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
E. Day, VI	0	7,862	29,951	0	1,051,727
M. H. Feagin	37,523	0	5,988	0	169,771
T. O. Anderson, IV	0	0	(117)	0	3,249
J. W. Atherton	0	0	0	0	0
J. G. Franklin	0	0	0	0	0

Southern Company provides the DCP which is designed to permit participants to defer income as well as certain federal, state, and local taxes until a specified date or their retirement or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees. All of the named executive officers are eligible to participate in the DCP.

Participants have two options for the deemed investments of the amounts deferred - the Stock Equivalent Account and the Prime Equivalent Account. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

The amounts deferred in the Stock Equivalent Account are treated as if invested at an equivalent rate of return to that of an actual investment in Common Stock, including the crediting of dividend equivalents as such are paid by Southern Company from time to time. It provides participants with an equivalent opportunity for the capital appreciation (or loss) and income of that of a Southern Company stockholder. During 2012, the rate of return in the Stock Equivalent Account was -3.4%, which was Southern Company's total shareholder return for 2012.

Alternatively, participants may elect to have their deferred compensation deemed invested in the Prime Equivalent Account which is treated as if invested at a prime interest rate compounded monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States' largest banks. The interest rate earned on amounts deferred during 2012 in the Prime Equivalent Account was 3.25%.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each named executive officer in 2012. The amount of salary deferred by the named executive officers, if any, is included in the Salary column in the Summary Compensation Table. The amounts of performance-based compensation deferred in 2012 were the amounts paid for performance under the annual Performance Pay Program and the Performance Dividend Program that were earned as of December 31, 2011 but not payable until the first quarter of 2012. These amounts are not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2012 but not payable until early 2013. These deferred amounts may be distributed in a lump sum or in up to 10 annual installments at termination of employment or in a lump sum at a specified date, at the election of the participant.

Column (c)

This column reflects contributions under the SBP. Under the Code, employer-matching contributions are prohibited under the ESP on employee contributions above stated limits in the ESP, and, if applicable, above legal limits set forth in the Code. The SBP is a nonqualified deferred compensation plan under which contributions are made that are prohibited from being made in the ESP. The contributions are treated as if invested in Common Stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant. The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (d)

This column reports earnings or losses on both compensation the named executive officers elected to defer and employer contributions under the SBP.

Column (f)

This column includes amounts that were deferred under the DCP and contributions under the SBP in prior years and reported in the Company's prior years' Information Statements. The following chart shows the amounts reported in the Company's prior years' Information Statements.

	Amounts Deferred under the DCP Prior to 2012 and Reported in Prior Years' Information Statements (S)	Employer Contributions under the SBP Prior to 2012 and Reported in Prior Years' Information Statements ($)	Total ($)
E. Day, VI	390,573	12,904	403,477
M. H. Feagin	76,057	0	76,057
T. O. Anderson, IV	0	0	0
J. W. Atherton	0	0	0
J. G. Franklin	0	0	0

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

This section describes and estimates payments that could be made to the named executive officers under different termination and change-in-control events. The estimated payments would be made under the terms of Southern Company's compensation and benefit program or the change-in-control severance program. All of the named executive officers are participants in Southern Company's change-in-control severance program for officers. The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2012 and assumes that the price of Common Stock is the closing market price on December 31, 2012.

Description of Termination and Change-in-Control Events

The following charts list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs. No payments are made under the change-in-control severance program unless, within two years of the change in control, the named executive officer is involuntarily terminated or voluntarily terminates for Good Reason. (See the description of Good Reason below.)

Traditional Termination Events

•	Retirement or Retirement-Eligible - Termination of a named executive officer who is at least 50 years old and has at least 10 years of credited service.

•	Resignation - Voluntary termination of a named executive officer who is not retirement-eligible.

•	Lay Off - Involuntary termination of a named executive officer who is not retirement-eligible not for cause.

•
Involuntary Termination - Involuntary termination of a named executive officer for cause. Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company's Drug and Alcohol Policy.

•	Death or Disability - Termination of a named executive officer due to death or disability.

Change-in-Control-Related Events

At the Southern Company or the Company level:

•
Southern Company Change-in-Control I - Consummation of an acquisition by another entity of 20% or more of Common Stock or, following consummation of a merger with another entity, Southern Company's stockholders own 65% or less of the entity surviving the merger.

•
Southern Company Change-in-Control II - Consummation of an acquisition by another entity of 35% or more of Common Stock or, following consummation of a merger with another entity, Southern Company's stockholders own less than 50% of the Company surviving the merger.

•	Southern Company Termination - Consummation of a merger or other event and Southern Company is not the surviving company or the Common Stock is no longer publicly traded.

•
Company Change in Control - Consummation of an acquisition by another entity, other than another subsidiary of the Company, of 50% or more of the stock of the Company, consummation of a merger with another entity and the Company is not the surviving company, or the sale of substantially all the assets of any of the Company.

At the employee level:

•
Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason - Employment is terminated within two years of a change in control, other than for cause, or the employee voluntarily terminates for Good Reason. Good Reason for voluntary termination within two years of a change in control generally is satisfied when there is a material reduction in salary, performance-based compensation opportunity, or benefits, relocation of over 50 miles, or a diminution in duties and responsibilities.

The following chart describes the treatment of different pay and benefit elements in connection with the Traditional Termination Events as described above.

Program	Retirement/ Retirement- Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)
Pension Benefits Plans	Benefits payable as described in the notes following the Pension Benefits table.	Same as Retirement.	Same as Retirement.	Same as Retirement.	Same as Retirement.
Annual Performance Pay Program	Prorated if terminate before 12/31.	Same as Retirement.	Forfeit.	Same as Retirement.	Forfeit.
Performance Dividend Program	Paid year of retirement plus two additional years.	Forfeit.	Forfeit.	Payable until options expire or exercised.	Forfeit.
Stock Options	Vest; expire earlier of original expiration date or five years.	Vested options expire in 90 days; unvested are forfeited.	Same as Lay Off.	Vest; expire earlier of original expiration or three years.	Forfeit.
Performance Shares	Prorated if retire prior to end of performance period.	Forfeit.	Forfeit.	Same as Retirement.	Forfeit.
Financial Planning Perquisite	Continues for one year.	Terminates.	Terminates.	Same as Retirement.	Terminates.

Program	Retirement/ Retirement- Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)
Deferred Compensation Plan	Payable per prior elections (lump sum or up to 10 annual installments).	Same as Retirement.	Same as Retirement.	Payable to beneficiary or participant per prior elections. Amounts deferred prior to 2005 can be paid as a lump sum per benefit administration committee's discretion.	Same as Retirement.
Supplemental Benefit Plan - non-pension related	Payable per prior elections (lump sum or up to 20 annual installments).	Same as Retirement.	Same as Retirement.	Same as the Deferred Compensation Plan.	Same as Retirement.

The following chart describes the treatment of payments under compensation and benefit programs under different change-in-control events, except the Pension Plan. The Pension Plan is not affected by change-in-control events.

Program	Southern Company Change-in-Control I	Southern Company Change-in-Control II	Southern Company Termination or Company Change in Control	Involuntary Change-in- Control-Related Termination or Voluntary Change-in- Control-Related Termination for Good Reason
Nonqualified Pension Benefits
All SERP-related benefits vest if participants vested in tax-qualified pension benefits; otherwise, no impact. SBP - pension-related benefits vest for all participants and single sum value of benefits earned to change-in-control date paid following termination or retirement.
		Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement.	Same as Southern Company Change- in-Control II.	Based on type of change-in-control event.
Annual Performance Pay Program	If no program termination, paid at greater of target or actual performance. If program terminated within two years of change in control, prorated at target performance level.	Same as Southern Company Change-in-Control I.	Prorated at target performance level.	If not otherwise eligible for payment, if the program is still in effect, prorated at target performance level.

Program	Southern Company Change-in-Control I	Southern Company Change-in-Control II	Southern Company Termination or Company Change in Control	Involuntary Change-in- Control-Related Termination or Voluntary Change-in- Control-Related Termination for Good Reason
Performance Dividend Program	If no program termination, paid at greater of target or actual performance. If program terminated within two years of change in control, prorated at greater of target or actual performance level.	Same as Southern Company Change-in-Control I.	Prorated at greater of actual or target performance level.	If not otherwise eligible for payment, if the program is still in effect, greater of actual or target performance level for year of severance only.
Stock Options	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
Performance Shares	Not affected by change-in-control events.	Not affected by change-in-control events.	Vest and convert to surviving company's securities; if cannot convert, pay spread in cash.	Vest.
DCP	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.
SBP	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.	Not affected by change-in-control events.
Severance Benefits	Not applicable.	Not applicable.	Not applicable.	One or two times base salary plus target annual performance-based pay.
Healthcare Benefits	Not applicable.	Not applicable.	Not applicable.	Up to five years participation in group healthcare plan plus payment of two or three years' premium amounts.
Outplacement Services	Not applicable.	Not applicable.	Not applicable.	Six months.

Potential Payments
This section describes and estimates payments that would become payable to the named executive officers upon a termination or change in control as of December 31, 2012.

Pension Benefits

The amounts that would have become payable to the named executive officers if the Traditional Termination Events occurred as of December 31, 2012 under the Pension Plan, the SBP-P, and the SERP are itemized in the following chart. The amounts shown under the Retirement column are amounts that would have become payable to the named executive officers that were retirement-eligible on December 31, 2012 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P and the SERP. The amounts shown under the Resignation or Involuntary Termination column are the amounts that would have become payable to the named executive officers who were not retirement-eligible on December 31, 2012 and are the monthly Pension Plan benefits that would become payable as of the earliest possible date under the Pension Plan and the single sum value of benefits earned up to the termination date under the SBP-P, paid as a single payment rather than in 10 annual installments. Benefits under the SERP would be forfeited. The amounts shown that are payable to a spouse in the event of the death of the named executive officer are the monthly amounts payable to a spouse under the Pension Plan and the first of 10 annual installments from the SBP-P and the SERP. The amounts in this chart are very different from the pension values shown in the Summary Compensation Table and the Pension Benefits table. Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the named executive officers and their spouses. Those plans are described in the notes following the Pension Benefits table. All of the named executive officers, except Messrs. Feagin and Franklin, were retirement-eligible on December 31, 2012.

	Retirement ($)		Resignation or Involuntary Termination	Death (payments to a spouse) ($)
	Pension	5,213	All plans	4,289
E. Day, VI	SBP-P	132,550	treated	132,550
	SERP	72,892	as retiring	72,892
	Pension	n/a	2,033	3,339
M. H. Feagin	SBP-P	n/a	145,498	15,527
	SERP	n/a	0	24,288
	Pension	4,624	All plans	3,515
T. O. Anderson, IV	SBP-P	16,581	treated	16,581
	SERP	21,273	as retiring	21,273
	Pension	4,612	All plans	3,673
J. W. Atherton	SBP-P	22,282	treated	22,282
	SERP	27,985	as retiring	27,985
	Pension	n/a	1,516	2,489
J. G. Franklin	SBP-P	n/a	104,842	12,419
	SERP	n/a	0	15,863

As described in the Change-in-Control chart, the only change in the form of payment, acceleration, or enhancement of the pension benefits is that the single sum value of benefits earned up to the change-in-control date under the SBP-P and the SERP could be paid as a single payment rather than in 10 annual installments. Also, the SERP benefits vest for participants who are not retirement-eligible upon a change in control. Estimates of the single sum payment that would have been made to the named executive officers, assuming termination as of December 31, 2012 following a change-in-control-related event, other than a Southern Company Change-in-Control I (which does not impact how pension benefits are paid), are itemized below. These amounts would be paid instead of the benefits shown in the Traditional Termination Events chart above; they are not paid in addition to those amounts.

	SBP-P ($)	SERP ($)	Total ($)
E. Day, VI	1,325,497	728,916	2,054,413
M. H. Feagin	142,865	223,469	366,334
T. O. Anderson, IV	165,806	212,734	378,540
J. W. Atherton	222,824	279,849	502,673
J. G. Franklin	102,945	131,494	234,439

The pension benefit amounts in the tables above were calculated as of December 31, 2012 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid annual performance-based compensation was assumed to be paid at 1.30 times the target level. Pension Plan benefits were calculated assuming each named executive officer chose a single life annuity form of payment, because that results in the greatest monthly benefit. The single sum values were based on a 3.18% discount rate.

Annual Performance Pay Program

The amount payable if a change in control had occurred on December 31, 2012 is the greater of target or actual performance. Because actual payouts for 2012 performance were above the target level, the amount that would have been payable was the actual amount paid as reported in the Summary Compensation Table.

Performance Dividends

Because the assumed termination date is December 31, 2012, there is no additional amount that would be payable other than what was reported in the Summary Compensation Table. As described in the Traditional Termination Events chart, there is some continuation of benefits under the Performance Dividend Program for retirees. However, under a change-in-control-related event, performance dividends are payable at the greater of target performance or actual performance. For the 2009 through 2012 performance-measurement period, actual performance was less than target-level performance. The chart below shows the additional amounts that would have been paid upon a change in control.

Additional Performance Dividends ($)
E. Day, VI	33,426
M. H. Feagin	3,395
T. O. Anderson, IV	5,847
J. W. Atherton	0
J. G. Franklin	8,735

Stock Options and Performance Shares (Equity Awards)

Equity Awards would be treated as described in the Termination and Change-in-Control charts above. Under a Southern Company Termination, all Equity Awards vest. In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason, Equity Awards vest. There is no payment associated with Equity Awards unless there is a Southern Company Termination and the participants' Equity Awards cannot be converted into surviving company awards. In that event, the value of outstanding Equity Awards would be paid to the named executive officers. For stock options, the value is the excess of the exercise price and the closing price of Common Stock on December 31, 2012. For performance shares, the value is the closing price of Common Stock on December 31, 2012. The chart below shows the number of stock options for which vesting would be accelerated under a Southern Company Termination and the amount that would be payable under a Southern Company Termination if there were no conversion to the surviving company's stock options. It also shows the number and value of performance shares that would be paid.

	Number of Equity Awards with Accelerated Vesting (#)		Total Number of Equity Awards Following Accelerated Vesting (#)		Total Payable in Cash without Conversion of Equity Awards ($)
	Stock Options	Performance Shares	Stock Options	Performance Shares
E. Day, VI	118,346	16,048	253,990	16,048	2,196,593
M. H. Feagin	32,026	4,237	49,169	4,237	391,388
T. O. Anderson, IV	18,995	2,310	42,023	2,310	355,617
J. W. Atherton	34,984	4,237	44,569	4,237	395,341
J. G. Franklin	28,387	3,411	61,759	3,411	494,942

DCP and SBP

The aggregate balances reported in the Nonqualified Deferred Compensation table would be payable to the named executive officers as described in the Traditional Termination and Change-in-Control-Related Events charts above. There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation table.

Healthcare Benefits

At the end of 2012, Messrs. Feagin and Franklin were not retirement-eligible. Healthcare benefits are provided to retirees and there is no incremental payment associated with the termination or change-in-control-related events. Because Messrs. Feagin and Franklin were not retirement-eligible, healthcare benefits would not become available until each reaches age 50, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart. The estimated cost of providing two years of healthcare insurance premiums for Messrs. Feagin and Franklin is less than $20,000 per year, per person.

Financial Planning Perquisite

For the named executive officers who are retirement-eligible, an additional year of the financial planning perquisite, which is set at a maximum of $8,700 per year, will be provided after retirement. Messrs. Feagin and Franklin are not retirement-eligible.

There are no other perquisites provided to the named executive officers under any of the traditional termination or change-in-control-related events.

Severance Benefits

The named executive officers are participants in a change-in-control severance plan. The plan provides severance benefits, including outplacement services, if within two years of a change in control, they are involuntarily terminated, not for Cause, or they voluntarily terminate for Good Reason. The severance benefits are not paid unless the named executive officer releases the employing company from any claims he may have against the employing company.

The estimated cost of providing the six months of outplacement services is $6,000 per named executive officer. The severance payment is two times the base salary and target payout under the annual Performance Pay Program for Mr. Day and one times the base salary and target payout under the annual Performance Pay Program for the other named executive officers.

The table below estimates the severance payments that would be made to the named executive officers if they were terminated as of December 31, 2012 in connection with a change in control.

Severance Amount ($)
E. Day, VI	1,302,579
M. H. Feagin	339,406
T. O. Anderson, IV	272,245
J. W. Atherton	356,377
J. G. Franklin	344,595

COMPENSATION RISK ASSESSMENT

Southern Company reviewed its compensation policies and practices, including those of the Company, and concluded that excessive risk-taking is not encouraged. This conclusion was based on an assessment of the mix of pay components and performance goals, the annual pay/performance analysis by the Southern Company Compensation and Management Succession Committee's independent consultant, stock ownership requirements, compensation governance practices, and the claw-back provision. The assessment was reviewed with the Southern Company Compensation and Management Succession Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Southern Company Compensation and Management Succession Committee is made up of non-employee Directors of Southern Company who have never served as executive officers of Southern Company or the Company. During 2012, none of Southern Company's or the Company's executive officers served on the Board of Directors of any entities whose executive officers serve on the Southern Company Compensation and Management Succession Committee other than as set forth below.

Mr. Day, the President, Chief Executive Officer, and Chairman of the Board of the Company, served as a Director of Hancock Bank. Mr. Chaney, a Director of the Company and a member of the Company's Compensation Committee, also serves as an executive officer of Hancock Holding Company and its subsidiary, Hancock Bank.

STOCK OWNERSHIP TABLE

Southern Company is the beneficial owner of 100% of the outstanding common stock of the Company. The following table shows the number of shares of Common Stock beneficially owned by Directors, nominees, and executive officers as of December 31, 2012. It is based on information furnished by the Directors, nominees, and executive officers. The shares beneficially owned by all Directors, nominees, and executive officers as a group constitute less than 1% of the total number of shares of Common Stock outstanding on December 31, 2012.

		Shares Beneficially Owned Include:
Name of Directors, Nominees, and Executive Officers	Shares Beneficially Owned (1)	Deferred Stock Units (2)	Shares Individuals Have Right to Acquire Within 60 Days (3)
Carl J. Chaney	2,782	1,879	0
L. Royce Cumbest	6,218	6,218	0
Edward Day, VI	200,606	0	195,692
Christine L. Pickering	3,009	2,483	0
Phillip J. Terrell	6,670	6,662	0
M. L. Waters	1,104	0	0
Thomas O. Anderson, IV	39,961	0	33,051
John W. Atherton	43,695	0	20,591
Moses H. Feagin	39,338	0	33,910
Jeff G. Franklin	58,505	0	48,507
Directors, Nominees, and Executive Officers as a group (12 people)	453,924	17,242	386,443

(1)	“Beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, and/or investment power with respect to a security or any combination thereof.
(2)	Indicates the number of deferred stock units held under the Director Deferred Compensation Plan.
(3)	Indicates shares of Common Stock that certain executive officers have the right to acquire within 60 days. Shares indicated are included in the Shares Beneficially Owned column.

OTHER INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

No reporting person of the Company failed to file, on a timely basis, the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Carl J. Chaney, a Director of the Company, is a Director, President, and Chief Executive Officer of Hancock Holding Company, Gulfport, Mississippi, and also acts as a Director, President, and Chief Executive Officer of a number of subsidiary banks. Mr. L. Royce Cumbest, a Director of the Company, is Chairman, President, and Chief Executive Officer of Merchants & Marine Bank and Merchants & Marine Bancorp, Inc. During 2012, these banks furnished a number of regular banking services in the ordinary course of business to the Company. The Company intends to maintain normal banking relations with these banks in the future.

In 2012, Messrs. R. Allen Reaves and Billy F. Thornton, Jr., executive officers of the Company, received compensation of $312,932 and $442,019, respectively.

The Company does not have a written policy pertaining solely to the approval or ratification of “related party transactions.” Southern Company has a Code of Ethics as well as a Contract Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for most transactions above $10,000 or approval based on documented business needs for sole sourcing arrangements. The approval and ratification of any related party transactions would be subject to these written policies and procedures which include a determination of the need for the goods and services; preparation and evaluation of requests for proposals by supply chain management; the writing of contracts; controls and guidance regarding the evaluation of the proposals; and negotiation of contract terms and conditions. As appropriate, these contracts are also reviewed by individuals in the legal, accounting, and/or risk management/services departments prior to being approved by the responsible individual. The responsible individual will vary depending on the department requiring the goods and services, the dollar amount of the contract, and the appropriate individual within that department who has the authority to approve a contract of the applicable dollar amount.